Exhibit 10.1

Wilhelmina International, Inc.
200 Crescent Court
Suite 1400
Dallas, Texas 75201

April 24, 2013

Ronald Chez
c/o Barry L. Fischer, Esq.
Thompson Coburn LLP
55 East Monroe St., Suite 3700
Chicago, IL 60603

Dear Mr. Chez:

This letter agreement between Wilhelmina International, Inc. (the “Company”) and Ronald Chez (“you” or “Chez”) confirms our discussions with respect to your recent acquisition of shares of common stock of Company (the “Common Stock”) as reported on a Schedule 13D filed by you on March 22, 2013 with respect to the Company (the “Chez 13D”).  The parties hereby agree to terms set forth in this letter agreement. Descriptive headings are for convenience only and shall not affect the meaning or construction of any provision of this letter agreement.

Acquisition of Securities

You agree that you and your Affiliates (as defined below) shall not, without the prior approval of the Board of Directors of the Company, (a) beneficially own in excess of 10,000,000 shares of Common Stock nor (b) directly or indirectly, make any proposal or offer to acquire (other than pursuant to  a confidential proposal to the Board of Directors of the Company), or agree to acquire or to become the beneficial owner of (subject to the satisfaction of conditions or otherwise) (collectively, “Offer to Acquire”), (i) any shares of Common Stock, (ii) any other securities of the Company convertible, exchangeable or exercisable into shares of Common Stock or (iii) any other voting securities of the Company ((i), (ii) and (iii) collectively, “Company Equity Securities”), which, when added together with the Company Equity Securities beneficially owned by you and your Affiliates immediately prior thereto, would provide you and your Affiliates with voting power in the aggregate in excess of 10,000,000 shares of Common Stock.

For purposes of this letter agreement, (1) “Affiliates” means any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director, officer or subsidiary of the Person specified; and (iii) any spouse, parent, child, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of the Person specified, (2) “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (3) “Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Beneficial ownership” shall have the meaning set forth in the Rule 13d-3 under the Securities Exchange Act of 1934.

Representations

You represent and warrant that (1) neither you nor any of your Affiliates have purchased, acquired or Offered to Acquire any shares of Company Equity Securities since the last such purchase disclosed on the Chez 13D other than the acquisition of an additional 269,200 shares of Company Equity Securities acquired by you in open market transactions since March 21, 2013, the date of the last reported transaction in the Chez 13D, and (2) the total beneficial ownership of shares of Company Equity Securities by you and your Affiliates as of the date hereof is 6,971,057 shares of Common Stock.  You further represent that you have no agreements, commitments, arrangements or understandings with any other Person with respect to the purchase or acquisition (by you or any of your Affiliates or any Person) of any Company Equity Securities.  You represent that (a) the execution and delivery of this letter agreement does not and will not conflict with any agreement to which you or any of your Affiliates is bound and (b) you do not need the consent or approval of any third Person or any Affiliate of yours to enter into the restrictions set forth in this letter agreement.

Shareholder Rights Plan Amendment

Within three (3) business days of the execution of this letter agreement by you, the Company shall promptly execute (and submit for signature by the rights agent) an amendment to the Company’s current shareholder rights plan (the “Rights Plan”) which provides that you shall not be deemed to be an Acquiring Person under the Rights Plan by virtue of (a) the acquisition of shares of Common Stock by you reflected in the Chez 13D or (b) the acquisition of additional shares of Common Stock by you in one or more purchases which in the aggregate, when added together with the shares of Common Stock acquired by you and reflected in the Chez 13D, do not exceed 10,000,000 shares of Common Stock.

Termination of Restriction

The restrictions set forth under “Acquisition of Securities” above shall terminate with respect to you and your Affiliates upon the earlier of (1) sixty (60) days following the expiration of the Rights Plan or (2) the earlier termination of the Rights Plan (including pursuant to a redemption of the outstanding rights in accordance therewith) by the Company.

Severability

If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. You agree not to challenge (including seek to have declared invalid) the terms of this letter agreement on the basis that any such term, provision, covenant or restriction is invalid, void or unenforceable. The parties further agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable.

Miscellaneous

You hereby acknowledge and agree that irreparable harm would occur in the event any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached and that the Company shall be entitled to specific performance hereunder, including, without limitation, an injunction to prevent and enjoin breaches of the provisions of this letter agreement, in addition to any other remedy to which the Company may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are waived. All rights and remedies under this letter agreement are cumulative, not exclusive, and shall be in addition to all rights and remedies available to either party at law or in equity.

This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York for any actions, suits or proceedings arising out of or relating to this letter agreement or the transactions contemplated hereby and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in such courts.

This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto. This letter agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Please acknowledge your agreement to terms of this letter agreement below.

Sincerely,

/s/ Mark Schwarz
Mark Schwarz
Chairman of the Board

Acknowledged and Agreed

/s/ Ronald Chez
Ronald Chez